Exhibit 99.1

            Press Release

TIDEWATER INC. ● 6002 Rogerdale Road, Suite 600 ● Houston, TX 77072 ● Telephone (713) 470-5300 ● Fax (888) 909-0946

Tidewater Announces Organizational Changes and Continued Streamlining of Operations

HOUSTON—(BUSINESS WIRE)—September 26, 2019 - Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) announced today that the Company has reached agreements with Jeffrey A. Gorski, Executive Vice President and Chief Operating Officer, and Bruce D. Lundstrom, Executive Vice President, General Counsel and Corporate Secretary, whereby both will resign from the Company effective September 30, 2019. The Company has eliminated the Chief Operating Officer position and has appointed Daniel A. Hudson to succeed Mr. Lundstrom as the Company’s General Counsel. As part of the agreements, Messrs. Gorski and Lundstrom have agreed to provide transition services on an as needed basis.

Quintin Kneen, President and Chief Executive Officer of Tidewater, commented, “We are grateful for the contributions Jeff and Bruce have made to Tidewater over the years, and in particular for the important roles they played during our recent restructuring and subsequent merger and integration. We thank them for their contributions and wish them the very best in all of their future endeavors.

These organizational changes are part of a renewed focus on improving decision making efficiency. At Tidewater, we are dedicated to finding additional opportunities to streamline our shore base infrastructure in order to reduce general and administrative expenses as part of our commitment to be the most cost efficient major offshore vessel operator in the world.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

Tidewater owns and operates one of the largest fleets of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

To learn more, visit the Tidewater website at: www.tdw.com

Matthew A. Mancheski

Vice President, Investor Relations and

Corporate Development

713-470-5294

SOURCE: Tidewater Inc.